SCHEDULE 14A INFORMATION

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Southwest Gas Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Southwest Gas Corporation (“Southwest” or the “Company”) analyzed the proxy voting recommendations it has received from the various proxy advisory services. Based on this analysis, the Company is making available additional information, commitments and representation that it views as providing value to shareholders in their voting decisions regarding matters to be considered at the 2009 Southwest Annual Meeting of Shareholders. The additional information, commitments and representation are as follows:

*	Southwest has reviewed the payments made to Mr. Wright’s businesses during 2008, which totaled less than $1,600.00. The amount paid by the Company is immaterial in relation to the revenues generated by Mr. Wright’s businesses and does not trigger a negative independence determination.

*	Southwest has committed that Mr. Maffie, if elected as a director for 2009, will not serve on the Audit, Compensation or Nominating and Corporate Governance committees of the Board of Directors during his term.

*	Southwest has committed to recommend to the Company’s Board of Directors that the Management Incentive Plan (the “Plan”) be amended to eliminate the change in control provision that would trigger the opportunity to vest performance awards on shareholder approval of a planned change in control and to require vesting only occur in connection with consummation of a planned change in control event. The Plan amendment has been scheduled for final action by the Board of Directors at its May 6, 2009 meeting and, based on its prior decisions, is anticipated to be adopted.